EXHIBIT 99.1
NEWS RELEASE
For further information contact:
Kevin C. Peterson                        Cathy  M. Green
Chief Operating Officer                  Chief Financial Officer
(713) 430-1100                           (713) 430-1100

FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 24, 1998

     CEANIC ANNOUNCES FOURTH QUARTER, 1997 YEAR-END RESULTS

  Houston,   Texas  --  American  Oilfield  Divers,  Inc.  doing
business as Ceanic (NASDAQ: DIVE) today reported revenue of $38.8 million and net income of $985,000 ($0.09 per share) for the fourth quarter ended December 31, 1997, and revenue and net income of $132.7 million and $2.2 million ($0.22 per share), respectively, for the year ended December 31, 1997.

  Both fourth quarter revenue and net income increased compared with revenue of $26.3 million and net income of $331,000 for the same period a year ago. Revenues increased 25% to $132.7 million in fiscal 1997 compared to $105.8 million for fiscal 1996, but net income decreased to $2.2 million in fiscal 1997 compared to $5.0 million in fiscal 1996. However, Ceanic would have recorded net income of approximately $4.5 million ($0.44 per share) in fiscal 1997 had Ceanic not recorded non-recurring charges totaling $2.3 million, after tax, as previously reported in the fiscal 1997 third quarter.

  "Although we recorded a healthy 25% annual revenue growth rate and our core markets remain strong, we elected to focus on the achievement of our long-term strategy towards the deep-water and international markets which, in turn, affected our short-term profitability," said Rod Stanley, Ceanic's President and CEO. "We have added significant capital assets and experienced management expertise in 1997 with the resultant increased levels of SG&A and depreciation expense. Although they did not reach their full potential in fiscal 1997, these added resources should pay dividends for years to come." Kevin Peterson, Ceanic's COO, added, " We view 1997 as our transition year to focus internally and position ourselves as a deepwater, high technology provider of innovative solutions both in our traditional subsea markets and in our various emerging markets such as field development and government services. We expect our profitability in fiscal 1998 to begin to reflect the implementation of our long-term strategy."

  The 25% increase in revenue was primarily attributable to significantly higher activity levels in Ceanic's Americas and Europe Africa Regions, and to revenue attributable to Ceanic's relatively new business units such as its Asia Pacific Region, and Concrete Products and HardSuits Divisions.

  Ceanic's gross profit margins remained relatively flat for fiscal 1997 at 32.8% compared to 33.8% for fiscal 1996 primarily due to lower activity levels in the General Contracting Division and lower margins in the Subsea Products Division.

  Ceanic's SG&A increased 41% to $27.4 million in fiscal 1997 compared to $19.5 million for fiscal 1996 primarily due to costs associated with the newly acquired Hard Suits and Contract Diving Services, Pty. Ltd., the addition of international and deepwater management infrastructure, the addition of the new Houston headquarters and the added costs of supporting increased activities in the Americas Region. Ceanic has attracted seasoned executives from much larger companies desiring to work in an aggressive, growth company; since March 1997, Ceanic has added approximately four hundred years of subsea and topside oilfield service management experience.

  Ceanic's depreciation and amortization expense increased 72% to $11.7 million for fiscal 1997 compared to $6.8 million in fiscal 1996. This increase is primarily attributable to the addition of significant capital assets to the company's product and service offerings as well as to the $1.5 million write-down of goodwill associated with the Company's Hard Suits subsidiary taken in the third quarter of 1997.

Regional Review/Outlook

Americas Region

  Ceanic's core  Gulf  of  Mexico  diving  and  vessel  business experienced strong utilization with gradually increasing dayrates in fiscal 1997, while accounting for approximately 51% of Ceanic's overall revenue and 54% of Ceanic's overall gross profits in fiscal 1997. As a result of the strong demand for its services in this region, Ceanic recorded record dive crew days and vessel days in this region for fiscal 1997.

  Based on traditional industry indicators, Ceanic expects the Gulf of Mexico to continue a relatively strong demand trend for its services during fiscal 1998. To address these needs, Ceanic expects to incur significant capital expenditures during 1998 for the acquisition of at least seven deepwater ROVs and one 240-foot DSV.

Asia Pacific Region

  Ceanic established its Asia Pacific Region in July 1997 with the acquisition of Contract Diving Services. Since that time, Ceanic has bolstered its management team and pursued large turnkey and other opportunities in the area. Ceanic recorded a small loss in this region for fiscal 1997. This region was instrumental in assisting Ceanic's Field Development Division secure its first ever Tarpon Guyed Monotower installation in Indonesia that is expected to be completed in the first quarter of 1998.

Europe Africa Region

  Ceanic reorganized this region in fiscal 1997 with the establishment of Aberdeen, Scotland as the regional headquarters and with West Africa reporting directly to Aberdeen rather than the United States. West Africa experienced a 51% increase in revenue compared to fiscal 1996.

Products

  Ceanic's Field Development Division experienced significant growth in fiscal 1997, with the Ceanic Concrete Products group generating significant revenue and gross profits for a full 12 months and the installation of a Tarpon Guyed Monotower in the Gulf of Mexico. Although Ceanic's Big Inch Products group experienced relatively flat revenues year-over-year, it did experience significant activity levels in the fourth quarter of fiscal 1997 and the early part of the fiscal 1998 first quarter.

  Hard Suits continues to be an area of focus. For fiscal 1997, exclusive of its sales of suits to other Ceanic subsidiaries and the $1.5 million write-down of goodwill in the third quarter of 1997, Hard Suits recorded an operating loss of $2.1 million, net of tax, (or $0.21 per share). Ceanic has hired an experienced subsea systems manufacturing executive and is aggressively pursuing a number of government contracts on the heels of the successful builder's trials of the U.S. Navy's 2,000 foot suit.

General Contracting Division

  Ceanic recently combined the Company's traditional Inland and West Coast groups and formed the General Contracting Division. Although the division's revenue remained relatively flat year-over-year, the diversity of the fiscal 1997 revenue accurately reflects this group's growth potential and long-term value to the Company.

  Statements in this press release regarding profitability of Hard Suits, and of the Company generally, utilization and dayrates in the Gulf of Mexico, opportunities in the Asia-Pacific market, and the Company's Inland/West Coast sector and other statements included herein that are not statements of historical fact are forward-looking statements involving factors that could cause actual results to vary materially from those predicted. The Company's ability to return Hard Suits to profitability depends on among other things, securing government defense contracts for its product lines, development of new products and the timing of such revenues. Other forward-looking statements, including statements as to the Company's profitability, depend upon, among other things, prices of crude oil and natural gas, weather conditions in offshore markets, capital expenditures by customers and the Company's ability to procure large turnkey projects.

      Ceanic   is   a  leading  provider  of  diving   services,
intervention   technologies,    subsea   products   and   marine
construction services to offshore industries in the U.S. Gulf of Mexico and internationally.

                      Tables follow . . .

                 AMERICAN OILFIELD DIVERS, INC.
   Consolidated Results of Operations and Financial Position
         ($ in thousands except for per share amounts)

                             Three Months Ended               Year Ended
                                December 31,                  December 31,
                               ---------------               ------------

Income Statement               1997      1996                1997     1996
                               ----      -----               ----     ----

Revenues                      $38,821   $26,306           $132,728   $105,772
                               ------    ------            -------    -------
Gross profit                   12,542     7,897             43,524     35,706

Selling, general and
administrative expenses         8,153     4,727             27,424     19,486
Depreciation and amortization   2,714     2,078             11,663      6,815
                                -----     -----             ------     ------
Operating income                1,675     1,092              4,437      9,405
Other  income (expense), net       60      (281)               569       (434)
                                -----     -----              ------    ------
Income before income taxes      1,735       811              5,006      8,971
Income tax provision              750       480              2,775      3,950
                                -----     -----              -----     ------
Net income                     $  985    $  331            $ 2,231    $ 5,021
                                =====     =====             ======     ======
Net income per share (basic)   $  .09    $  .05            $   .22    $   .74
                                =====     =====             ======     ======
Net income per share (diluted) $  .09    $  .05            $   .22    $   .73
                                =====     =====             ======     ======
Weighted average shares
  outstanding                  10,639     6,840             10,166      6,787
                               ======     =====             ======      =====
Operational Data
Dive crew days                 13,785     9,497             51,419     40,131
Dive crews per day                150       103                141        110
Diving support vessel
  utilization                      54%       49%                53%        51%
Earnings before interest, taxes,
  depreciation and
  amortization (EBITDA)        $4,389    $3,170            $16,100     $16,220
EBITDA as % of revenue           11.3%     12.1%              12.1%       15.3%
SG&A as % of revenue             21.0%     18.0%              20.7%       18.4%
Gross profit %                   32.3%     30.0%              32.8%       33.8%


                                        December 31,      December 31,
Balance Sheet                              1997              1996
                                           ----              ----
Assets:
Current assets                            $55,286           $35,734
Other long-term assets                     79,014            57,173
                                         ----------        ----------
Total assets                             $134,300           $92,907
                                         ==========        ==========
Liabilities & Stockholders' Equity:
Current liabilities                       $29,698           $23,512
Long-term debt                              8,060             8,459
Other liabilities                           6,291            15,091
Stockholders' equity                       90,251            45,845
                                         _________         _________
Total liabilities & stockholders equity  $134,300           $92,907
                                         =========         =========

                            More...



                      Three Months Ended December 30, 1997
============================================================================================
                                  Asia      Europe     General
                     Americas    Pacific    Africa   Contracting     Subsea
                     Region<F1>  Region     Region    Division<F2>  Products<F3>    Total
                     ----------  --------  --------  ------------  -------------    -----
Revenues               $17,556    $1,223     $2,226     $11,654       $6,162        $38,821

Expenses               $11,085    $  849     $1,678     $ 8,134       $4,533        $26,279

Gross Profit           $ 6,471    $  374     $  548     $ 3,520       $1,629        $12,542

Gross Profit
   Percentage             36.9%     30.6%      24.6%       30.2%        26.4%          32.3%

                     Three Months Ended December 30, 1996
===========================================================================================
                                  Asia      Europe     General
                     Americas    Pacific    Africa   Contracting     Subsea
                     Region<F1>  Region     Region    Division<F2>  Products<F3>   Total
                     ----------  --------  --------  ------------  -------------   -----
Revenues              $12,485    $ --       $1,635     $7,970        $4,216        $26,306

Expenses              $ 9,163    $ --       $1,204     $4,907        $3,135        $18,409

Gross Profit          $ 3,322    $ --       $  431     $3,063        $1,081        $ 7,897

Gross Profit
  Percentage             26.7%     --%        26.4%      38.4%         25.6%          30.0%

<F1> Includes  operations  in  the Company's Americas Region, which encompasses diving, vessel and related services, and environmental remediation services, all of which were performed in the Gulf of Mexico. The Company's environmental remediation business was sold effective October 31, 1997.

<F2> Includes  diving  and related services in U.S. inland  markets, off the U.S. West Coast and in Latin America.

<F3> Includes manufacturing  and  marketing  of  Big  Inch pipeline connectors, Tarpon marginal well production systems, Tarpon Concrete Storage Systems and Hard Suits Inc. products.

                           more . . .


                  Year Ended December 31, 1997
=============================================================================================
                                  Asia      Europe     General
                     Americas    Pacific    Africa   Contracting     Subsea
                     Region<F1>  Region     Region    Division<F2>  Products<F3>    Total
                     ----------  --------  --------  ------------  -------------    -----
Revenues             $68,339     $2,798     $11,798    $30,583       $19,210        $132,728

Expenses             $44,690     $1,766     $ 7,845    $21,955       $12,948        $ 89,204

Gross Profit         $23,649     $1,032     $ 3,953    $ 8,628       $ 6,262        $ 43,524

Gross Profit
  Percentage            34.6%      36.9%       33.5%      28.2%         32.6%           32.8%


                             Year Ended December 31, 1996
=============================================================================================
                                  Asia      Europe     General
                     Americas    Pacific    Africa   Contracting     Subsea
                     Region<F1>  Region     Region    Division<F2>  Products<F3>    Total
                     ----------  --------  --------  ------------  -------------    -----
Revenues             $53,220      $ ---     $7,837     $34,097       $10,618       $105,772

Expenses             $36,037      $ ---     $5,490     $22,025       $ 6,514       $ 70,066

Gross Profit         $17,183      $ ---     $2,347     $12,072       $ 4,104       $ 35,706

Gross Profit
  Percentage            32.3%       ---%      29.9%       35.4%         38.7%          33.8%

<F1> Includes operations in the Company's  Americas  Region,  which encompasses diving, vessel and related services, and environmental remediation services, all of which were performed in the Gulf of Mexico. The Company's environmental remediation business was sold effective October 31, 1997.

<F2> Includes diving  and  related  services in U.S. inland markets, off the U.S. West Coast and in Latin America.

<F3> Includes manufacturing and  marketing of Big Inch pipeline connectors, Tarpon marginal well production systems, Tarpon Concrete Storage Systems and Hard Suits Inc. products.